Exhibit 23(a)



                            INDEPENDENT AUDITORS' CONSENT


            We consent to the incorporation by reference in Registration Statement No. 33-47813 on Form S-3, as amended by Amendment No. 1 thereto, and Registration Statement No. 33-69786 on Form S-3, as amended by Amendments No. 1 and 2 thereto, of FPL Group Capital Inc and in this Registration Statement on Form S-3 of FPL Group, Inc. and FPL Group Capital Inc of our report dated February 13, 1998 appearing in FPL Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


          /s/ Deloitte & Touche LLP

          DELOITTE & TOUCHE LLP


          Miami, Florida
          September 29, 1998